Exhibit 10.15

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of November 21, 2013, by and between Comerica Bank (“Bank”) and ROKA BIOSCIENCE, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Growth Capital Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make a Growth Capital Advance to Borrower. Borrower shall request, on the Closing Date, a Growth Capital Advance in an amount equal to the Growth Capital Line.

(ii) Interest shall accrue from the date of the Growth Capital Advance at the rate specified in the Pricing Addendum, and shall be payable in accordance with Section 2.3(b) and on the terms set forth in the Pricing Addendum. Any portion of the Growth Capital Advance that is outstanding on the last day of the Interest Only Period shall be payable in equal monthly installments of principal, plus all accrued interest (based on a thirty three (33) month amortization schedule if the Interest Only Period is fifteen (15) months long and based on a thirty (30) month amortization schedule if the Interest Only Period is eighteen (18) months long), beginning in each case on the first day of the month immediately following the last day of the Interest Only Period, and continuing on the same day of each month thereafter through the Growth Capital Maturity Date, at which time Borrower shall pay all remaining principal due under the Growth Capital Advance in one final payment (the “Balloon Payment”), together with any other amounts due under this Agreement. Once repaid, the Growth Capital Advance may not be reborrowed.

(iii) Prepayment. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, or any part, of the Growth Capital Advance advanced by Bank under this Agreement in the inverse order of maturity, provided Borrower (i) delivers written notice to Bank of its election to prepay the Growth Capital Advance at least fifteen (15) days prior to such prepayment, and (ii) pays, on the date of such prepayment: (A) a prepayment premium equal to two percent (2.0%) of the amount prepaid if the prepayment is made on or before the first anniversary of the Closing Date (the “Prepayment Premium”); and (B) all accrued and unpaid interest with respect to the Growth Capital Advance through the date the prepayment is made and all unpaid principal with respect to the Growth Capital Advance; and (C) the Final Payment (or, if the Prepayment Premium is partial, a pro rata portion of the Final Payment) and all other sums, if any, that shall have become due and payable under this Agreement, including interest at the default rate with respect to any past due amounts. Borrower shall pay the Prepayment Premium upon the acceleration of the Obligations by Bank or if this Agreement is terminated by Bank upon the occurrence of an Event of Default.

(iv) Borrower shall notify Bank of its request for the Growth Capital Advance (which notice shall be irrevocable) by facsimile transmission on the Closing Date. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer or its designee. Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.

2.2 [Intentionally Omitted].

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Growth Capital Advance. The Growth Capital Advance shall bear interest, on the outstanding daily balance thereof, on the terms set forth in the Pricing Addendum.

(b) Payments. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Growth Capital Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Payments and other amounts owing by Borrower to Bank will be made via auto debit from Borrower’s account at the Bank.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Commitment Fee. On the Closing Date, a fee equal to Seven Thousand Five Hundred Dollars ($7,500), which shall be fully earned and nonrefundable as of the Closing Date;

(b) Final Payment. On the earlier of (i) the Growth Capital Maturity Date or (ii) the prepayment, acceleration or termination of the Growth Capital Line or this Agreement, in addition to the outstanding principal, accrued and unpaid interest, and all other amounts due on such date with respect to the Growth Capital Line (including the Prepayment Premium in accordance with the terms of this Agreement, pro-rated for any partial prepayment), an amount equal to Twenty Thousand Dollars ($20,000) (the “Final Payment”); and

(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following (except as otherwise provided):

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the Loan Documents;

(c) the Pricing Addendum;

(d) a financing statement (Form UCC-1);

(e) agreement to furnish insurance;

(f) payment of the fees and Bank Expenses then due specified in Section 2.5;

(g) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(h) current financial statements, including audited statements for Borrower’s most recently ended fiscal year, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(i) current Compliance Certificate in accordance with Section 6.2;

(j) a Warrant in form and substance satisfactory to Bank;

(k) a Collateral Information Certificate;

(l) an Automatic Loan Payment Authorization;

(m) an agreement, duly executed by each third party in possession of Borrower’s assets, including but not limited to:

(i)	a Notice of Security Interest regarding Borrower’s inventory held with FedEx (Tennessee);

(ii)	an inventory holder’s acknowledgment regarding Borrower’s inventory held with Technical Transportation Inc. (Tennessee);

(n) a landlord waiver duly executed by the landlord of each location at which Borrower leases real property, including but not limited to

(i)	a landlord waiver duly executed by the landlord (10398 Pacific Center Court, San Diego, CA), provided that such fully executed agreement may be delivered to Bank within 30 days after the Closing Date;

(ii)	a landlord waiver duly executed by the landlord (20 Independence Blvd., 4th Floor, Warren, NJ);

(o) evidence satisfactory to Bank that Borrower received, prior to June 30, 2013, net cash proceeds in an amount equal to at least Twenty Five Million Dollars ($25,000,000);

(p) a Subordination Agreement, duly executed by TriplePoint Capital LLC (“TriplePoint”); and

(q) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Except as expressly permitted by Section 7.1, Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property; provided that other than non-exclusive licenses given in the ordinary course of Borrower’s business and Permitted Transfers, in the event Borrower transfers, sells, assigns, grants a security interest in, hypothecates, permits or suffer to exist any Lien, or otherwise transfers any interest in or encumbers any material portion of the Intellectual Property (including through the grant of a negative pledge on the Intellectual Property to any Person other than Bank), either voluntarily or involuntarily, without Bank’s prior written consent, Bank’s security interest shall include (and shall be deemed to have a Lien in such assets included from November 21, 2013) all Intellectual Property. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Division 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable

Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon ten (10) business days’ prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Borrower is the sole owner or licensee of the Intellectual Property, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office; Location of Inventory and Equipment. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof. Except as disclosed in the Schedule, all inventory and equipment of Borrower is located at the address indicated in Section 10 hereof and in the Collateral States at the addresses set forth in the Schedule.

5.6 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the net book value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any inbound license or other agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (other than for a going concern comment or qualification related solely to Borrower not having sufficient cash or financial resources to support 12 months of operation) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) as soon as available, but in any event not later than thirty (30) days from Borrower’s fiscal year end, Borrower’s financial and business projections and budget for the immediately following year, with evidence of approval thereof by Borrower’s board of directors; and (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(a) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(b) Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(c) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing. The audit cost per annum (absent an Event of Default) shall not exceed $10,000.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Two Hundred Thousand Dollars ($200,000).

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Accounts. Borrower shall, and shall cause all of its Subsidiaries to, maintain all of its and their depository, operating accounts and cash management accounts, and its and their primary investment accounts, with Bank or Bank’s Affiliates (subject at all times to control agreements satisfactory to Bank other than as set forth below); provided, however, that Borrower shall have until thirty (30) days after the Closing Date to complete the transfer to Bank of all account balances maintained at the other banks and financial institutions in the accounts identified on the Schedule and to close all such accounts, and, so long as no such account is subject to a control agreement in favor of TPC during such thirty (30) day period, no control agreements will be required by Bank.

6.7 Financial Covenants. None.

6.8 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office and United States Copyright Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall give Bank prompt written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(d) Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material license or other similar agreement (other than commercial off-the-shelf license agreements), Borrower shall provide written notice to Bank.

6.10 Reagent Agreements. From the date hereof and going forward, Reagent Agreements entered into between Borrower and its customers and new deployments of Equipment to existing customers shall require such customer to (i) acknowledge that it has no security interest in the Equipment located at the location at which it has been installed for such customer and (ii) acknowledge that such Equipment shall remain subject to the lien of any lender of Borrower from time to time having a perfected security interest with respect to such Equipment.

6.11 Creation/Acquisition of Subsidiaries. Without limiting the generality of any other provision hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such Subsidiary to become a co-borrower under this Agreement, or in Bank’s sole discretion, guarantee the Obligations and, in each case, grant a continuing pledge and security interest in and to all of the property and assets of such Subsidiary (substantially as described on Exhibit B hereto), and Borrower (or any intermediate Subsidiary holding the equity interests in such Subsidiary) shall grant and pledge to bank a perfected security interest in the equity interests of each Subsidiary (whether foreign or domestic).

6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (other than Permitted Transfers and other than for the sale of equipment by Borrower to its customers in the ordinary course of business), or subject to Section 6.6 of the Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers and except that Borrower may (without consent of Bank unless an Event of Default shall have occurred and be then continuing) license or sublicense Intellectual Property outside of the United States or for uses within the United States not currently served by Borrower, provided in each case that such license or sublicense does not result in a breach by Borrower of Section 7.2 of this Agreement.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without written notification to Bank within thirty (30) days of such replacement; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except where (i) such transactions do not in the aggregate exceed Two Hundred and Fifty Thousand Dollars ($250,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower (including the senior executive officers, directors, and partners of such affiliated Person) except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment in form acceptable to Bank from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10, the current Schedule, and such other locations of which Borrower gives Bank prior written notice.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12 Gen Probe Prepayment. Make any prepayment consisting of more than ten percent (10%) of Borrower’s current cash on hand in respect of any of the obligations owing pursuant to the Supply Agreement between Gen-Probe Incorporated and Roka Bioscience, Inc. dated May 27, 2011 (the “Gen-Probe Supply Agreement”); at any time when (i) principal and interest payments are outstanding on loans made under that certain Loan and Security Agreement by and between Borrower and TriplePoint dated as of the date hereof (“TriplePoint Loan Agreement” and such loans made thereunder, the “TriplePoint Loans”); and (ii) each of Paul Thomas and Steven Sobieski are no longer Chief Executive Officer and Chief Financial Officer of Borrower, respectively (“Target Officers”). For the avoidance of doubt, the foregoing restriction shall not be applicable if (i) one of the Target Officers maintains his position as Chief Executive Officer or Chief Financial Officer of Borrower, as applicable, (ii) Borrower has consummated its initial public offering, or (iii) no principal and interest payments on the TriplePoint Loans are outstanding.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within twenty (20) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4 Attachment. If any material portion of Borrower’s and/or its Subsidiaries assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if Borrower and/or its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s and/or its Subsidiaries assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s and/or its Subsidiaries assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) days after Borrower and/or its Subsidiaries receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower and/or its Subsidiaries (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower and/or its Subsidiaries becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower and/or its Subsidiaries, or if an Insolvency Proceeding is commenced against Borrower and/or its Subsidiaries and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower and/or its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000) or that would reasonably be expected to have a Material Adverse Effect;

8.7 Subordinated Debt. If Borrower and/or its Subsidiaries makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8 Judgments; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring the Borrower and/or its Subsidiaries to pay an aggregate amount of Two Hundred Thousand Dollars ($200,000) or greater shall be rendered against Borrower and/or its Subsidiaries other than those covered by insurance (less a reasonable deductible) for which the insurer has acknowledged coverage and the same shall not have been vacated or stayed within thirty (30) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by Borrower and/or its Subsidiaries for the payment by Borrower and/or its Subsidiaries of an aggregate amount of Two Hundred Thousand Dollars ($200,000) or greater or that could reasonably be expected to have a Material Adverse Effect.

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h) Bank may credit bid and purchase at any public sale;

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	ROKA BIOSCIENCE, INC.
20 Independence Blvd., 4th Floor
Warren, New Jersey 07059
Attn: Steven Sobieski, S.V.P. and C.F.O.
FAX: (908) 604-2008

If to Bank:	Comerica Bank
M/C 7578
39200 W. Six Mile Rd.
Livonia, MI 48152
Attn: National Documentation Services

with a copy to:	Comerica Bank
250 Lytton Avenue, 3rd Floor
Palo Alto, California 94301
Attn: Angela Ong
FAX: (650) 462-6049

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the State and Federal courts located in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12.	REFERENCE PROVISION.

12.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.2 With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

12.3 The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

12.4 The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

12.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

12.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.7 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND

VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

13.	GENERAL PROVISIONS.

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.6 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

[Remainder left intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ROKA BIOSCIENCE, INC.

By:	/s/ Steven Sobieski
Name:	Steven Sobieski
Title:	SVP and CFO

COMERICA BANK

By:	/s/ Jeff Chapman
Name:	Jeff Chapman
Title:	SVP

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person.

“Balloon Payment” has the meaning for such term set forth in Section 2.1(b)(ii).

“Bank Expenses” means all costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees.

“Borrower State” means Delaware the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean any transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction. An initial public offering by Borrower of its common stock pursuant to which (i) Borrower’s stock will be listed on NASDAQ or another national stock exchange, and (ii) Borrower obtains gross proceeds in an amount equal to at least Twenty Five Million Dollars ($25,000,000.00) shall not be deemed a Change of Control.

“Chief Executive Office State” means New Jersey where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B; except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

“Collateral Information Certificate” means that certain Collateral Information Certificate completed by Borrower in the form provided to Bank as of the Closing Date.

“Collateral State” means the state or states where the following states where Collateral is located, which are New Jersey, California and Tennessee. Collateral States shall not include other states in which equipment is on loan or rented to customers.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means the Growth Capital Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Final Payment” has the meaning for such term set forth in Section 2.5(b).

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America.

“Growth Capital Advance” means a cash advance under the Growth Capital Line.

“Growth Capital Line” means a Credit Extension of up to Five Million Dollars ($5,000,000).

“Growth Capital Maturity Date” means forty-two (42) months from the Closing Date.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means any copyrights, patents, trademarks, service marks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing.

“Interest Only Period” means (i) the period beginning on the Closing Date and ending fifteen (15) months after the Closing Date; or (ii) if Borrower meets the Performance Milestone, the Interest Only Period shall be the period beginning on the Closing Date and ending eighteen (18) months after the Closing Date.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material adverse change in Borrower’s prospects, business or financial condition, or (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing Borrower’s obligations under the Loan Documents, (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Performance Milestone” means Bank receives evidence satisfactory to Bank that Borrower has either (i) achieved at least Ten Million Dollars ($10,000,000) in cumulative revenue for the period from the Closing Date through any date of determination prior to September 30, 2014; or (ii) received, no later than September 30, 2014, aggregate gross cash proceeds (excluding amounts received upon conversion or cancellation of indebtedness, and excluding the proceeds described in Section 3.1(o)) of at least Fifteen Million Dollars ($15,000,000) from the sale of additional shares of Borrower’s preferred stock whether before or after the Closing Date.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness to trade creditors incurred in the ordinary course of business; and

(f)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts;

(c)	Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

(d)	Investments accepted in connection with Permitted Transfers;

(e)	Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year;

(f)	Investments not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates (including senior executive officers, directors, and partners of such affiliated Person), in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i)	Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Growth Capital Advances) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens securing Indebtedness not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.8 (judgments/settlements).

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)	Worn-out or obsolete Equipment; or

(d)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Thousand Dollars ($200,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prepayment Premium” has the meaning set forth in Section 2.1(b).

“Pricing Addendum” means that certain Prime Referenced Rate Addendum to Loan and Security Agreement between Borrower and Bank dated as of the Closing Date, as amended, restated, modified or supplemented from time to time.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Warrant” means that certain Warrant to Purchase Stock issued on the Closing Date by Borrower to Bank.

DEBTOR	ROKA BIOSCIENCE, INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or the rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of November 21, 2013, include the Intellectual Property to the extent necessary to permit perfection of Secured Party’s security interest in the Rights to Payment; provided, further, other than non-exclusive licenses given in the ordinary course of Debtor’s business, in the event Debtor transfers, sells, assigns, grants a security interest in, hypothecates, permits or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of the Intellectual Property, either voluntarily or involuntarily, without Secured Party’s prior written consent, Secured Party’s security interest shall include (and shall be deemed to have a Lien in such assets included from November 21, 2013) all Intellectual Property.

“Intellectual Property” means all of Debtor’s right, title, and interest in and to the following:

Copyrights, Trademarks and Patents;

(a)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(b)	Any and all design rights which may be available to Debtor now or hereafter existing, created, acquired or held;

(c)	Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; and

(d)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Debtor connected with and symbolized by such trademarks.

Prime Referenced Rate Addendum To

Loan and Security Agreement

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of November 21, 2013, by and between Comerica Bank (“Bank”) and ROKA BIOSCIENCE, INC. (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated November 21, 2013 (as the same may be amended, modified, supplemented, extended or restated from time to time, collectively, the “Agreement”).

1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a. “Applicable Margin” means 3.15% per annum.

b. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c. “Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H,R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

d. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

e. “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

f. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

g. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time,

h. “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime

Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2. Interest Rate Options. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first (VI) Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5. Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time upon payment of the Prepayment Premium as set forth in the Agreement. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a. If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b. In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		ROKA B1OSCIENCE, INC.

By:	/s/ Jeff Chapman	By:	/s/ Steven Sobieski
Name:	Jeff Chapman	Name:	Steven Sobieski
Title:	SVP	Title:	SVP and CFO